UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Community Bancorp Inc.

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PRESS RELEASE

First Community Bancorp (NASDAQ: FCBP)	Community Bancorp Inc. (NASDAQ: CMBC)

Contact: Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, California 90401 Phone: (310) 458-1521 x271	Contact: Michael J. Perdue President and Chief Executive Officer 900 Canterbury Place Escondido, California 92025 Phone: (760) 432-1114

FOR IMMEDIATE RELEASE	May 16, 2006

FIRST COMMUNITY BANCORP SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE COMMUNITY BANCORP INC.

– Acquisition of Community Bancorp to Add Nearly $900 Million in Assets and 12 Branches

for First Community in San Diego and Riverside Counties –

– Mike Perdue to become President and CEO of First National Bank and Robert Borgman to become Chairman –

RANCHO SANTA FE, CA … First Community Bancorp (Nasdaq: FCBP) today announced the signing of a definitive agreement and plan of merger to acquire Community Bancorp Inc. (Nasdaq: CMBC) for approximately $277 million in consideration consisting of First Community common stock and cash for outstanding Community Bancorp stock options. Community Bancorp, which is headquartered in Escondido, California, is the parent of Community National Bank and had $888.4 million in assets and twelve branches across San Diego and Riverside Counties at March 31, 2006. Upon completion of the acquisition, Community National Bank will be merged into First National Bank, a San Diego-based wholly-owned subsidiary of First Community.

First Community also announced that Mike Perdue, President and CEO of Community Bancorp, will become President and CEO of First National Bank upon completion of the acquisition and will join First National Bank’s board of directors. Robert Borgman, President and CEO of First National Bank, will become Chairman of First National Bank.

Gary W. Deems, Chairman of Community Bancorp, and Mark N. Baker, director of Community Bancorp, will join First Community’s board of directors following completion of the acquisition.

Pursuant to the terms of the definitive agreement, Community Bancorp shareholders will receive First Community common stock for their shares of Community Bancorp common stock in a tax-free transaction, and Community Bancorp option holders will receive cash, net of applicable taxes withheld, for the value of their unexercised stock options. The definitive agreement provides for a fixed exchange ratio of 0.735 of a share of First Community common stock for each Community Bancorp share, subject to adjustment as described in the definitive agreement.

The transaction is subject to customary conditions, including the approval of bank regulatory authorities and Community Bancorp’s stockholders and, if necessary, First Community’s shareholders. First Community shareholders will be asked to approve an amendment to First Community’s bylaws to increase the size of the board of directors to accommodate the appointment to First Community’s board of the two directors from Community Bancorp. The transaction is currently expected to close in the fourth quarter of 2006.

Matt Wagner, President and Chief Executive Officer of First Community, commented, “We are very pleased to have reached this agreement with Community Bancorp. Community Bancorp has built a tremendous franchise in San Diego and Riverside Counties, and their culture is very similar to ours. We are thrilled that Mike Perdue and other Community executives will be joining our team. The combination of these two institutions will create an impressive franchise in an important and thriving part of California, and serve as an important hub for First Community.”

Community Bancorp’s President and Chief Executive Officer Mike Perdue, stated “As a result of this transaction, two premier organizations will come together to create the leading, independent commercial bank headquartered in San Diego with 26 branches and over $2 billion in assets. The combined bank will continue to offer the same dedication and high quality customer service both institutions are known for, while offering customers an even greater array of products and higher lending limits.”

Community Bancorp’s Chairman Gary Deems stated, “Community Bancorp is particularly proud of what it has built since its early days as its predecessor Fallbrook National Bank. We believe this transaction will benefit our customers, employees and shareholders, and provide the best opportunity for future shareholder value.”

Robert Borgman, President and Chief Executive Officer of First National Bank added, “This combination will solidify First National’s position as the lender and depository bank of choice for the San Diego and Riverside County business communities. First National Bank and Community National Bank both have a reputation for finding solutions for customer needs, whether basic or sophisticated. We look forward to introducing current and future customers to the enhanced services we will be able to offer.”

On May 10, 2006, First Community announced that it had completed its previously announced acquisition of Foothill Independent Bancorp, which added approximately $750 million in assets and 12 branches across Los Angeles, Orange, Riverside and San Bernardino Counties. Upon completion of the acquisition, Foothill’s wholly-owned subsidiary, Foothill Independent Bank, was merged into Pacific Western National Bank, a Santa Monica-based wholly-owned subsidiary of First Community. In connection therewith, Pacific Western sold Foothill’s Temecula office to First National.

As of March 31, 2006, on a pro forma consolidated basis with Community Bancorp and Foothill Independent Bancorp, First Community would have had approximately $5.3 billion in assets with 71 branches throughout Southern California, and 1 branch in Northern California. First National Bank would have had on a pro forma basis approximately $2.0 billion in assets and 26 branches.

Castle Creek Financial LLC acted as financial advisor to First Community, and Keefe, Bruyette & Woods acted as financial advisor to Community Bancorp in connection with the transaction.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.7 billion in assets as of March 31, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 60 full-service community banking branches (which includes branches acquired through the Foothill Independent Bancorp acquisition which closed on May 9, 2006), First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 45 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and 1 branch in San Francisco and First National Bank has 14 branches in San Diego and Riverside Counties. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

ABOUT COMMUNITY BANCORP INC.

Community Bancorp Inc. is a bank holding company with $888.4 million in assets as of March 31, 2006, with a wholly-owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank’s primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with twelve community banking offices in Bonsall, Corona, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula, and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada, and Oregon.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community, Community Bancorp, Community Bancorp Inc. and the combined companies after completion of the acquisitions. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community and Community Bancorp. First

Community and Community Bancorp caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community and Community Bancorp do business, are less favorable than expected; legislative or regulatory requirements or changes adversely affect First Community’s or Community Bancorp’s respective businesses; changes in the securities markets; First Community’s ability to consummate the acquisition of Community Bancorp, or to achieve expected synergies and operating efficiencies within expected time-frames or at all or to successfully integrate Community Bancorp’s operations; regulatory approvals for the proposed acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and other risks that are described in each of First Community’s and Community Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s or Community Bancorp’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements. First Community and Community Bancorp assume no obligation to update such forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of First Community’s and Community Bancorp’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the reporting periods of 2006. The documents filed by First Community with the SEC may be obtained free of charge at First Community’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by requesting them in writing to First Community Bancorp c/o Pacific Western National Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

The documents filed by Community Bancorp with the SEC may be obtained free of charge at Community Bancorp’s website at www.mycnbonline.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Community Bancorp by requesting them in writing to Community Bancorp Inc., 900 Canterbury Place, Suite 300, Escondido, CA 92025, Attention: Investor Relations, or by telephone at Phone: (760) 432-1110.

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Community Bancorp. First Community and Community Bancorp intend to file a registration statement including a joint proxy statement/prospectus and other documents regarding the proposed acquisition with the SEC. Before making any voting or investment decision, investors and security holders of either Community Bancorp or First Community are urged to carefully read the entire registration statement and proxy statement, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed acquisition. A definitive proxy statement will be sent to the shareholders of each institution seeking any required shareholder approvals. Investors and security holders will be able to obtain the registration statement and proxy statement free of charge from First Community or Community Bancorp by writing to the addresses provided for each company set forth in the paragraphs above.

First Community, its directors, executive officers and certain other persons may be soliciting proxies from First Community shareholders in favor of the approval of the acquisition. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and proxy statement when they become available.

Community Bancorp, its directors, executive officers and certain other persons may be soliciting proxies from Community Bancorp shareholders in favor of the approval of the acquisition. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and proxy statement when they become available.

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